Exhibit 4.12B

ENGLISH TRANSLATION FOR REFERENCE ONLY.
THE ORIGINAL AGREEMENT EXECUTED IN CHINESE SHALL CONTROL.	(English Translation)

Business Management Agreement

Between

Wu Haipeng

He Yansheng

Beijing Chenhuan Technology Co., Ltd.

And

Qieyiyou (Beijing) Information Technology Co., Ltd.

January 13, 2014

Business Management Agreement

This Business Management Agreement (the “Agreement”) is entered into by and between the following parites in Beijing, the People’s Republic of China (“China”, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) on January 13, 2014.

1.                          Wu Haipeng, a PRC citizen (ID No.: 110108196611071XXX)

2.                          He Yansheng, a PRC citizen (ID No.: 110105195806195XXX)

(the aforesaid individuals are referred to in this Agreement as “Existing Shareholder” respectively and “Existing Shareholders” collectively)

3.                          Qieyiyou (Beijing) Information Technology Co., Ltd. (“WFOE”)

Registered Address: Room 08, 8th Floor, Building No.2, Yard No.4, Qiyang Road, Chaoyang District, Beijing

4.                          Beijing Chenhuan Technology Co., Ltd. (the “Domestic Company”)

Registered Address: Room 05, 8th Floor, Building No.2, Yard No.4, Qiyang Road, Chaoyang District, Beijing

(Each of the foregoing parties is referred to hereinafter individually as a “Party” and collectively as “Parties”.)

WHEREAS:

1.                          Existing Shareholders are all the registered shareholders of the Domestic Company, where Wu Haipeng and He Yansheng hold 51% and 49% equity interest in the Domestic Company respectively;

2.                          WOFE and the Domestic Company have entered into the Exclusive Technical Consulting and Service Agreement (the “Service Agreement”) , under which the Domestic Company shall pay certain amount of service fee to WFOE;

3.                          The service fee payable to WFOE under the Service Agreement has not yet been paid actually and the daily operation of the Domestic Company has material effect on the ability of the Domestic Company to pay such service fee.

Now therefore, the parties have reached the following agreement after amicable discussions:

1.                          Subject to the full performance of the obligations by the Domestic Company under this Agreement, WFOE agrees to provide guarantee for the obligations of the Domestic Company to such third parties under the contracts, agreements or other transactions entered into between the Domestic Company and such third parties at the request of the third party, and to enter into security agreements separately at the time. The Domestic Company agrees to provide counter guarantee to WFOE using its account receivables and all its other assets with respect to the aforesaid guarantees. The Domestic Company and Existing Shareholders shall take all necessary measures (including without limitation signing relevant documents and completing relevant registrations) to realize the counter guarantee to WFOE.

2.                          As a condition precedent of WOFE’s provision of guarantee to the Domestic Company, as well as for the purpose of ensuring the performance of the Service Agreement (for example, the payment of service fee to WFOE by the Domestic Company), the Domestic Company and Existing Shareholders hereby agree that without the prior written consent of WFOE, the Domestic Company will not engage in any transactions or actions which may substantially affect its assets, liabilities, rights or business management (except for transactions and actions in the course of normal business operations), including without limitations the following:

2.1                   to reduce or damage the value of any assets held by the Domestic Company;

2.2                   to borrow any loans from any third party or incur liabilities for the benefit of any third party;

2.3                   to engage in the sale, rent, lending, transfer, assign, grant, remortgage, escrow, investment with any third party with respect to any assets or interests or otherwise dispose of the assets or interests of the Domestic Company ( including without limitation any intellectual property right);

2.4                   to provide guarantee for third parties by creating encumbrances on the assets or intellectual property rights of the Domestic Company;

2.5                   to transfer any agreement related to the business of the Domestic Company to any third party, or cease conducting all or part of its business, or substantially change the nature or scope of its business.

3.                          The Domestic Company and Existing Shareholders hereby agree to accept the company policies and guidance with respect to the employment and dismissal of employees, day-to-day operations and financial management systems of the Domestic Company provided by WFOE from time to time.

4.                          The Domestic Company and Existing Shareholders hereby agree:

4.1                   that WFOE owns the exclusive right to nominate the candidates of directors of the Domestic Company, and that the Domestic Company and Existing Shareholders will appoint the candidates nominated by WFOE as the directors of the Domestic Company and will ensure that the members of the board and the rights of directors keep the same with those of WFOE;

4.2                   that WFOE owns the exclusive right to nominate the candidates of the general manager and other senior management of the Domestic Company, and that the Domestic Company will appoint the candidates nominated by WFOE as the general manager and other senior management of the Domestic Company;

4.3                   in case the aforesaid candidates nominated by WFOE are no longer employed by WFOE (either due to voluntary resignation or dismissal by WFOE), the Domestic Company and Existing Shareholders will replace such candidates in accordance with the relevant procedures provided for in the articles of association of the Domestic Company and appoint other persons nominated by WFOE to hold the corresponding positions.

5.                          The Domestic Company and Existing Shareholders hereby agree and confirm that, other than in accordance with the relevant provisions under Article 1 of this Agreement, in case the Domestic Company needs any performance guarantee or operating capital loan guarantee during the term of operation, it shall first request WFOE to provide such guarantee, in which case WFOE shall have the right but no obligation to provide appropriate guarantee for the Domestic Company. If WFOE does not provide such guarantee, WFOE should immediately notify the Domestic Company in writing so that the Domestic Company may request a guarantee from a third party. Where WFOE is willing to provide such guarantee, WFOE will sign separate guarantee agreements separately with other parties to the contracts or agreements signed by the Domestic Company. The commitments made by WFOE under this Agreement does not constitute an obligation for WFOE to be the guarantor under any guarantee agreement which has not been signed by WFOE.

6.                          After the expiration or termination of any agreement between WFOE and the Domestic Company, WFOE shall have the right but no obligation to terminate the agreements between WFOE and the Domestic Company, including without limitation the Service Agreement.

7.                          Any exhibit, amendment and supplement to this Agreement shall be in writing and signed by the parties, which shall constitute an integral part of this Agreement and have the same legal effect.

8.                          Any and all notices, requests, instructions or other communications required to be made hereof or made pursuant to this Agreement by one Party to the other hereunder shall be made in writing.The foregoing notice or other communication shall be deemed duly given upon its delivery by fax or telex or personal delivery or five (5) days following its delivery by mail.

9.                          This Agreement is made in Chinese in four (4) original copies, with each Party hereto holding one (1) copy.

10.                   The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

11.                   Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through negotiation. In the event that the Parties cannot reach an agreement within thirty (30) days following the occurrence of such dispute, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of such commission then in effect. The arbitration shall be conducted in Beijing and the arbitral award shall be final and binding upon both Parties.

12.                   The rights, power and remedies provided for either Party herein shall not exclude any other rights, power or remedies to which such Party is entitled under law, regulations, and other provisions herein, and the exercise by one Party of its right, power, or remedies shall not hinder its exercise of any other right, power, or remedies.

13.                   Failure to exercise or delay in exercising any right, power, or remedies under this Agreement or law (collectively, the “Rights”) shall not be deemed a waiver of such Rights, and any waiver of single or partial exercise of the Rights shall not exclude the exercise of the Rights in any other manner or the exercise of any other Rights.

14.                   Headings herein are inserted for ease of reference only. In no event may such headings be used to interpret or affect the interpretation of the provisions herein.

15.                   All provisions herein are separable and independent of any other provisions. If one or more provisions hereof are held invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected thereby.

16.                   Once executed, this Agreement shall supersede any and all other legal documents by and among the Parties with respect to the same subject matter. Amendment or addition to this Agreement shall be made in writing and may not become effective unless and until duly executed by all the Parties hereto.

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[signature page]

IN WITNESS HEREOF, the Parties have signed this Exclusive Equity Option Agreement as of the date and in the place first written above.

Wu Haipeng

By:	/s/

He Yansheng

By:	/s/

Qieyiyou (Beijing) Information Technology Co., Ltd.

(seal)

Beijing Chenhuan Technology Co., Ltd.

(seal)